LIMITED POWER OF ATTORNEY


The undersigned constitutes and appoints John A. Marsalisi and Michael Davidson as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned's name, place and stead, to sign any and all SEC statements of beneficial ownership of securities of First Aviation Services, Inc. (The "Company") on Form 3, 4 and 5 as required under Section 16(a) of the Securities Exchange Act of 1934, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, the Company and the NASDAQ Exchange, granting unto said attorneys-in-fact and agents full power and authority to do and perform each act and thing requisite and necessary to be done under Section 16(a), as fully and to all intents and purposes and the undersigned might or could do in person, hereby ratifying and confirming that the said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the Securities and Exchange Commission. The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorneys-in-fact.



Date:  October 10, 2000


                                    /s/ Robert L. Kirk
                                    ------------------
                                    Director